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                                                                   EXHIBIT 10.14

                                                                  EXECUTION COPY

                               ADVISORY AGREEMENT
                               ------------------

          This Advisory Agreement (this "Agreement") is made and entered into as of October 30, 2003 by and between Keystone Automotive Operations, Inc., a Pennsylvania corporation (the "Company"), and Bain Capital, LLC, a Delaware limited liability company ("Bain").

          In consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

          1. Term. This Agreement shall be in effect for a term commencing on the date hereof and ending on December 31, 2013 (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Company or Bain provides written notice of its desire to terminate this Agreement to the other party at least 90 days prior to the expiration of the Term or any extension thereof, in which case this Agreement shall terminate on the last day of such Term or extension thereof, subject to the payment in full of any Advisory Services Fee (as defined below) earned but not otherwise paid as of the date of termination.

          2. Services. Bain shall perform or cause to be performed such services for Keystone Automotive Holdings, Inc. (of which the Company is a wholly owned subsidiary, "Holdings"), the Company and its subsidiaries as mutually agreed by Bain and the Company's board of directors, which may include, without limitation, the following:

          (a)  general executive and management services;

          (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

          (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

          (e) marketing functions, including monitoring of marketing plans and strategies;

          (f) human resource functions, including searching and hiring of executives; and

          (g) other services for the Company and its subsidiaries upon which the Company's board of directors and Bain agree.

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          3.   Advisory Services Fees and Expenses.

          (a) Commencing from the date of this Agreement and continuing through the expiration of the Term, the Company shall, subject to Section 3(b) below, pay to Bain or its designees an advisory services fee (each an "Advisory Services Fee") in an amount equal to (i) $1,500,000 for the fiscal year ending, December 31, 2003, pro rated for the number of days from the date of this agreement through such fiscal year-end, (ii) $1,500,000 per fiscal year for the fiscal years ending December 31, 2004, December 31, 2005, and December 31, 2006, and (iii) subject to the terms of the Credit Agreement dated as of October 30, 2003 by and among the Company, Bank of America, N.A., as administrative agent, and the other parties and lenders named therein (as amended, restated or modified from time to time, the "Credit Agreement"), $3,000,000 per fiscal year, in the aggregate, for each fiscal year thereafter. In the event this Agreement is terminated prior to the Term due to a Change in Control or an initial public offering of Holdings' or the Company's equity securities registered under the Securities Act of 1933, as amended, the Company shall pay to Bain the present value of the Advisory Services Fee payable through the end of the Term, discounted at the Applicable Federal Rate for short-term obligations at such time.

          (b) Notwithstanding Section 3(a) above, (A) Bain shall not be entitled to a payment of all or any portion of the Advisory Services Fee to the extent that the Company's Consolidated Adjusted EBITDA (as defined in the Credit Agreement as in effect on the date hereof) for the fiscal year to which the fee relates would be less than $52,680,000 (after reducing such Consolidated Adjusted EBITDA for such fiscal year by the payment of the Advisory Services Fee with respect to such fiscal year, e.g., if Consolidated Adjusted EBITDA for a fiscal year is $53,680,000, the Advisory Services Fee for such fiscal year would be $1,000,000), (B) if the Advisory Services Fee payable for fiscal year 2004 is reduced by application of clause (A) above, the pro-rated fee payable for fiscal year 2003 shall be reduced in the same proportion and (C) in the event that, with respect to the fiscal quarter beginning after the fiscal year ending December 31, 2007, the cumulative aggregate Consolidated Adjusted EBITDA for the most recently completed 12-fiscal quarter period equals or exceeds $158,040,000 (after reducing such cumulative aggregate Consolidated Adjusted EBITDA for such 12-fiscal quarter period by the amount of actual payments of the Advisory Services Fee with respect to such fiscal quarters), the limitation set forth in clause (A) above shall no longer be given effect. Fees payable under this Section 3 shall be paid by the Company as soon as practicable following the determination by the Company's board of directors that such a fee is payable; provided, that (x) for all fiscal periods during which the limitations set forth in clause (A) of this Section 3(b) is in effect, any Advisory Services Fee shall be paid in cash no later than immediately following the completion of the Company's audit of its consolidated annual financial statements with respect to any fiscal year and (y) for all fiscal periods during which the limitation set forth in clause (A) of this Section 3(b) is not in effect, any Advisory Services Fee shall be paid in cash, on a quarterly basis, no later than immediately following the delivery of the Company's quarterly financial statements with respect to each successive fiscal quarter to the Company's board of

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     directors; and provided, further, that the fee payable for fiscal year 2003 shall be paid at the time the fee for fiscal year 2004 is paid.

          (c) The Company will reimburse Bain for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) as may be incurred by Bain and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of Bain (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to Bain pursuant to this Agreement.

          4.   Transaction Fees.

          (a) The Company hereby agrees to pay to Bain or its designees, upon the closing of the merger (the "Merger") of Keystone Merger Sub, Inc. with and into the Company pursuant to the Agreement and Plan of Merger by and among the Company, Holdings, Keystone Merger Sub, Inc. and certain other parties thereto (as amended, restated or modified from time to time, the "Merger Agreement"), a fee for services rendered in connection with the structuring of the financing for the transactions contemplated by the Merger Agreement and certain other matters. Such fee shall be payable by wire transfer of immediately available funds in an amount equal to $4,700,000 to Bain or its designees. In addition, the Company will reimburse Bain or its designees, by wire transfer of immediately available funds upon the closing of the Merger, its reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) incurred in connection with the foregoing.

          (b) In addition, commencing from the date of this Agreement and continuing through the termination of the Agreement in accordance with
     Section 1 above, the Company will pay to Bain or its designee a transaction fee in connection with the consummation of each transaction resulting in a Change in Control (as defined below), acquisition, divestiture or financing (whether debt or equity financing) by or involving Holdings or its subsidiaries in an amount equal to 1.0% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, refinancing, tender offer, public or private offering or otherwise, and whether consummated directly by Holdings or its subsidiaries or indirectly by their respective stockholders). For purposes of this Agreement, "Change in Control" means
     (i) any sale or transfer by Holdings or its subsidiaries of all or substantially all of their assets on a consolidated basis, (ii) any consolidation, merger or reorganization of Holdings with or into any other entity or entities as a result of which the holders of Holdings' outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of Holdings immediately prior to such consolidation, merger or reorganization cease to own, directly or indirectly, the outstanding capital stock of the surviving corporation possessing the voting power (under

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     ordinary circumstances) to elect a majority of the surviving corporation's board of directors or (iii) issuance by Holdings or sale or transfer to any third party of shares of Holdings' capital stock by the holders thereof as a result of which the holders of Holdings' outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of Holdings immediately prior to such sale or transfer cease to own, directly or indirectly, the outstanding capital stock of Holdings possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of Holdings.

          5. Personnel. Bain shall provide and devote to the performance of this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests Bain to provide any such services.

          6. Liability. Neither Bain nor any of its affiliates, partners, employees or agents shall be liable to Holdings or its subsidiaries or affiliates (collectively, the "Company Group") for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence or willful misconduct on the part of Bain, its affiliates, partners, employees or agents acting within the scope of their employment or authority. Bain makes no representations or warranties, express or implied, in respect of the services to be provided by Bain or any of its affiliates, partners, employees or agents. Except as Bain may otherwise agree in writing after the date hereof: (i) Bain shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company Group and (B) do business with any client or customer of any member of the Company Group; (ii) neither Bain nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of any such activities or of such person's participation therein; and
(iii) in the event that Bain acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group, on the one hand, and Bain, on the other hand, or any other person, Bain shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to any member of the Company Group and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reasons of the fact that Bain directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company Group. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) except as set forth in Section 7 below.

          7. Indemnity. Holdings and its subsidiaries shall defend, indemnify and hold harmless each of Bain, its affiliates, partners, employees and agents from and against any and all

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loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of Bain, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence or willful misconduct by Bain, its affiliates, partners, employees or agents. Holdings and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company Group and Bain, its officers, directors, affiliates, partners, employees or agents or in which Bain, its affiliates, partners, employees or agents may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Bain, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence or willful misconduct by Bain, its affiliates, partners, employees or agents, then Bain shall reimburse the Company Group for the costs of defense and other costs incurred by the Company Group.

          8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

          To the Company:
          --------------

          Keystone Automotive Operations, Inc.
          44 Tuckhannock Avenue
          Exeter, PA 18643
          Attn: President
          Facsimile No.:(570) 603-2701

          To Bain:
          -------

          Bain Capital, LLC
          745 Fifth Avenue
          New York, New York 10151
          Attention: Stephen M. Zide
          Facsimile No.:(212) 421-2225

          9. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, that Bain may, without consent of the Company, assign its rights and obligations under this Agreement to any of its affiliates. The assignor shall remain liable for the performance of any assignee.

          10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

          11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be

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deemed an original and all of which taken together shall constitute but one and the same agreement.

          12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                    * * * * *

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        KEYSTONE AUTOMOTIVE OPERATIONS, INC.


                                        By: /s/ Robert S. Vor Broker
                                            ------------------------------------
                                        Its: President


                                        BAIN CAPITAL, LLC


                                        By: /s/ Stephen M. Zide
                                            ------------------------------------
                                        Its: Managing Director

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